Exhibit 99.1

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Raven Industries Announces Resignation of Heather Wilson from Board of Directors

SIOUX FALLS, S.D., May 09, 2017 (GLOBE NEWSWIRE) -- Raven Industries (NASDAQ: RAVN) announced today that Heather Wilson has resigned from its board of directors effective immediately. Wilson was recently confirmed to be the U.S. Secretary of the Air Force.
“Heather brought a useful perspective to the board with her range of experiences and knowledge on a variety of global and domestic issues,” said Dan Rykhus President and CEO of Raven Industries. “Raven and its board of directors thank Heather for her leadership and service to the company.”
Wilson, who has served on the board since 2016, shared the same sentiment, "I have very much enjoyed my service with Raven, and I wish them all the best."

About Raven Industries, Inc.:
Raven Industries (NASDAQ: RAVN) is dedicated to providing innovative, high-value products and solutions that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and lighter-than-air technologies. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.

Contact Information

Bo Larsen, Investor Relations Manager
Raven Industries
+1 (605) 336-2750